Alico Modifies its Revolving Line of Credit

LaBelle, FL, March 31, 2009 -- Alico, Inc. (NASDAQ:ALCO), a land management company, announced today that on March 30, 2009 the Company modified its $125 million Revolving Line of Credit (RLOC) with Farm Credit of Southwest Florida.

According to the terms of the modification, the RLOC was modified to reduce the total availability of funds from $125 million to $75 million.  Additionally, several covenants were modified as follows:  a) the covenant requiring the Company to maintain stockholder equity of at least $110 million was eliminated in its entirety b) the minimum current ratio was increased from 2.0 to 1 to 2.5 to 1 c) the fixed charge coverage ratio was replaced by a debt coverage ratio requiring the Company to maintain a debt coverage of not less than 1.10 to 1 on a rolling four quarter basis.

The maturity date of the RLOC was extended from August 1, 2010 to August 1, 2011.  The interest rate index was changed from 3 month LIBOR to 1 month LIBOR, and the interest rate spreads increased by 100 basis points.  The Company also pledged an additional 10,000 acres of real estate in Hendry County, Florida.

Steve Smith, the Company’s Principal Executive Officer stated that the modifications would allow the Company greater flexibility in managing its borrowings.  He noted that total borrowings from Farm Credit were not increased by the transaction and the Company will save on unused commitment fees by retaining its RLOC at the reduced amount of $75 million.    As of the date of the refinancing, the outstanding balance of the RLOC was approximately $35.5 million.

 About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 135,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate activities. Alico's mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.

For Further Information Contact:

Steven M. Smith
LaBelle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements"' within the meaning of the Private Securities Litigation Reform Act of 1995.  The forward looking statements include references to the loan modifications allowing extra flexibility for the Company in managing its borrowings.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.